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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              TATHAM OFFSHORE, INC.



       Tatham Offshore, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), DOES HEREBY CERTIFY:

       FIRST:   That the Board of Directors of the Corporation, by unanimous written consent in lieu of a special meeting adopted the following resolution:

              RESOLVED, that Section H of Article II of the Certificate of Incorporation of the Corporation be amended and restated in its entirety by deleting Section H of Article II in its entirety and inserting in its place the following text:

              "H. "Related Person" means and includes (1) any person or any group of two or more persons that act together or have agreed to act together, that together with its or their Affiliates or Associates, Beneficially Owns, directly or indirectly, in the aggregate, ten percent (10%) or more of the combined voting power of the then outstanding shares of Voting Stock, and any Affiliate or Associate of any such Person; (2) an Affiliate of the Corporation that at any time within two years prior thereto Beneficially Owned, directly or indirectly, ten percent (10%) or more of the combined voting power of the outstanding shares of Voting Stock; or (3) an assignee of or successor to any shares of capital stock of the Corporation that were at any time within two years prior thereto Beneficially Owned by any Related Person, if such assignment or succession shall have occurred other than pursuant to a "public offering" within the meaning of the Securities Act of 1933, as amended; provided, however, that the term "Related Person" shall not include (i) the Corporation, any Subsidiary, any employee benefit plan or employee stock plan of the Corporation or of any Subsidiary, or any person or entity organized, appointed, established or holding Voting Stock for or pursuant to the terms of any such plan, nor shall such term encompass shares of Voting Stock held by any of the foregoing (whether or not held in a fiduciary capacity or otherwise) and
              (ii) Thomas P. Tatham ("Tatham"), any of his heirs, successors or assigns and any Affiliate or Associate of Tatham or any of his heirs, successors or assigns designated by Tatham or any of his heirs, successors or assigns, nor shall such terms encompass shares of Voting Stock held by them.
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       SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding shares of stock entitled to vote thereon by written consent given in accordance with the provisions of
Section 228 of the Delaware General Corporation Law.

       THIRD: That the said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

       FOURTH: That this Certificate of Amendment of the Certificate of Incorporation of the Corporation shall be effective upon filing with the Secretary of State of the State of Delaware.

       IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Dennis A. Kunetka, Chief Financial Officer and Secretary and Senior Vice President of the Corporation, the 1st day of March, 1998.


                                             TATHAM OFFSHORE, INC.


                                             /s/  DENNIS A. KUNETKA
                                             -----------------------------------
                                             Dennis A. Kunetka
                                             Chief Financial Officer